Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed on February 16, 2010) of Patient Safety Technologies, Inc. and subsidiary (collectively, the “Company”) of our report dated April 15, 2009 (except for the fifth paragraph of such report, as to which the date is June 16, 2009) relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 included in Amendment No. 2 to its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on July 13, 2009.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
February 16, 2010